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PIZZA INN, INC.
(In thousands, except share and per share amounts)




3rd Quarter
--------------------------------------------------
                                                       March 28,  March 30,
                                                           2004         2003
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    14,643  $    14,198

Income before taxes. . . . . . . . . . . . . . . .  $       937  $       569

Net Income . . . . . . . . . . . . . . . . . . . .  $       617  $       376

Diluted earnings per share . . . . . . . . . . . .  $      0.06  $      0.04

Basic earnings per share . . . . . . . . . . . . .  $      0.06  $      0.04

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,132,298   10,063,572
   Basic . . . . . . . . . . . . . . . . . . . . .   10,078,619   10,058,547





Nine Months
--------------------------------------------------
                                                        March 28,  March 30,
                                                           2004         2003
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    44,788  $    44,723

Income before taxes. . . . . . . . . . . . . . . .  $     2,546  $     3,896

Net Income . . . . . . . . . . . . . . . . . . . .  $     1,679  $     2,571

Diluted earnings per share . . . . . . . . . . . .  $      0.17  $      0.26

Basic earnings per share . . . . . . . . . . . . .  $      0.17  $      0.26

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,113,654   10,060,795
   Basic . . . . . . . . . . . . . . . . . . . . .   10,069,626   10,058,408


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